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                                                                    Exhibit 10.1

                             OGLEBAY NORTON COMPANY

                               Second Amendment to
                    Amended and Restated Director Stock Plan

     WHEREAS, at the December 12, 2001 meeting of the Board of Directors of the Company, the Board determined to amend the Director Stock Plan by increasing the number of shares to be granted thereunder rather than increasing cash compensation to Directors in order to ensure that Directors' interests are aligned with stockholders;

     WHEREAS, at that meeting the Board also determined to permit each Director to defer receipt of such shares until such Director retires from the Board, which deferral shall be made under the terms of the Company's Director Fee Deferral Plan;

     WHEREAS, the Board authorized the Chairman of the Board and CEO, President and COO and Vice President and Secretary of the Company to amend the Director Stock Plan to increase the shares granted thereunder at the time of each Annual Meeting of the Company in the year 2002 and thereafter to each Director as follows:

                             Lead Director           1100
                             Each other Director      800

     NOW, THEREFORE, the Director Stock Plan is hereby amended to provide that commencing with the April 24, 2002 Annual Meeting of the Company, each Director shall be eligible for a grant of shares under the Director Stock Plan in the amount above set forth.

     IN WITNESS WHEREOF, this Second Amendment is executed this ___ day of _____________________, 2002.


                                Oglebay Norton Company


                                ______________________________________________
                                John N. Lauer, Chairman


                                ______________________________________________
                                Rochelle F. Walk, Vice President and Secretary